Genentech, Inc.
460 Point San Bruno Blvd.
South San Francisco, CA  94080
USA




Basel, February 19, 1997
PRIVILEGED AND CONFIDENTIAL




Gentlemen,

  In connection with the issuance of the attached "Guiding Principles" by F. Hoffmann-La Roche Ltd ("Roche") and Genentech, Inc. ("Genentech"), and in order to avoid any misunderstanding, we are writing to confirm that Roche views the "Guiding Principles" as a statement of the expectations of Roche and Genentech. Neither Roche nor Genentech intends the "Guiding Principles" to be a binding agreement and neither Roche nor Genentech, by agreeing to issue the "Guiding Principles", makes any promises, express or implied, with respect to the matters addressed therein. Nothing in the "Guiding Principles" will change or alter any of the existing agreements between Genentech and Roche.


                                    F.HOFFMANN-LA ROCHE LTD


                                           \S\DR. FRANZ B. HUMER
                                           ------------------------
                                    BY:     Dr. Franz B. Humer
                                    TITLE:  Chief Operating Officer


AGREED AND ACCEPTED:
GENENTECH, INC.


          \S\ARTHUR D. LEVINSON
          -------------------------
BY:       Arthur D. Levinson, Ph.D.
TITLE:    President and CEO



















                     GUIDING PRINCIPLES FOR THE
                    GENENTECH/ROCHE RELATIONSHIP


Corporate Governance

Genentech will continue to be governed by a Board of Directors as provided in the current Governance Agreement.

The Genentech Board of Directors (or its designated committee) will approve Genentech's budget, headcount, long range plan, capital expenditures, compensation programs and key business decisions in accordance with its fiduciary duties to its shareholders. The members of the Board will determine the chairmanship of the Board and its committees as well as the composition of its committees.

The Genentech CEO will report to the Board. All officers will continue with their current reporting relationships unless changed by the Genentech CEO or the Board. The Executive Committee, Product Development Committee, Organization Development Committee and Research Review Committee (or their successors as established by the Genentech CEO or Board) will continue in their roles with respect to operations, product development and research at Genentech unless changed by the Genentech CEO or the Board.


Corporate Name

The name of Genentech will continue. It is widely recognized within the scientific community and stands for excellence in innovation and there is therefore no reason to expect the important value and positioning of the name to change.


Employment Practices

Genentech will continue its current employment practices unless changed by the Genentech CEO or the Board. Roche recognizes the value of Genentech's culture and of maintaining Genentech as an integrated entity. It is expected that Genentech will be an integrated, multi-disciplinary company with all necessary functions. The Genentech CEO or the Board retain the option to manage headcount as is in the best interests of Genentech, taking into account the overall interest of Genentech's shareholders.

Genentech will maintain an independent and entrepreneurial compensation and benefits policy based on reward for success as approved by the Genentech CEO or the Board. In the event that Genentech's stock is no longer publicly traded, a replacement incentive program that maintains the entrepreneurial approach of Genentech will be implemented.


Research

Research direction will be set by Genentech's head of research in consultation with the Executive Committee and current practices such as time allocated to independent research, rapid publication of results to permit recognition in the scientific community, and use of post-docs will continue. In addition, Research will seek to remain on the cutting edge of related technologies through internal efforts and in-licensing of technology, product rights, and collaborations with third parties. The current level of Research funding will be maintained unless changed by the Genentech Board of Directors or Genentech CEO. The level of Research funding in the future could increase modestly for inflation and in-licensing. Research collaborations between Genentech and Roche will be evaluated on the basis of scientific merit and mutual benefit. Genentech and Roche will continue to exchange scientific information and knowledge to the benefit of both research groups.


Small Molecule Research

Genentech envisions that it will look for partners for most small molecule projects and that Roche will be the preferred collaborator assuming Roche has adequate resources and interest in such a collaboration. Unless Roche owns 100% of Genentech, appropriate business terms will be negotiated.


Development

Through Phase II, Genentech projects will be managed by Genentech's Product Development Committee as overseen by the Executive Committee (or their successors as established by the Genentech CEO or Board), and the Genentech CEO. At the initiation of Phase I, Roche will review the data and the proposed clinical plan. Approximately four months prior to completion of the Phase II trials, or "proof of concept", Genentech will supply information to Roche about the product, its proposed development and its commercial potential. Upon successful completion of Phase II, or earlier demonstration of "proof of concept", Roche will be provided the results of the trial(s) and related commercial information. The meeting of the Genentech and Roche joint development and commercial committee will be scheduled and held. This meeting will be expected to review and approve one global development and registration strategy and plan to bring any new product to the market as quickly and as effectively as possible. The development work will be carried out utilizing available resources in both companies with development speed, development cost, and commercial potential as main criteria for success.

If Roche decides not to develop and market a product, Genentech will be free to develop the product with a partner or out-license it.


Manufacturing

It is anticipated that Genentech will manufacture its large molecules and Genentech/Roche jointly developed large molecules and that Roche will make Genentech/Roche jointly developed small molecules. All other manufacturing and process technology arrangements will be on a space available basis at commercial terms.


Sales and Marketing

Genentech has a highly focused efficient and productive sales and marketing organization with in-depth expertise in specialized markets. Genentech and Roche intend to preserve the strengths/expertise and the culture of this organization to maximize sales and market performance of our products.


GENENTECH, INC.                                F. HOFFMANN-LA ROCHE LTD

3